BALDWIN & LYONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2013

TO THE SHAREHOLDERS OF BALDWIN & LYONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the “Corporation”) will be held Tuesday, May 7, 2013 at 10:00 a.m., Eastern Time, at 1099 North Meridian Street, Indianapolis, Indiana 46204 for the following purposes:

1.	To elect thirteen (13) directors,

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation,

3.	To approve the 2013 Baldwin & Lyons, Inc. Book Value Appreciation Rights Plan,

4.	To provide an advisory vote to approve executive officer compensation, and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 19, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded.  If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of the Class B Common Stock are not voting shares and therefore proxies are not being solicited in regard to these shares.

Date: April 1, 2013

By Order of the Board of
Directors

/s/ Craig C. Morfas
Executive Vice President and Secretary

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

BALDWIN & LYONS, INC.

PROXY STATEMENT

General Information

Use of Proxies

This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the “Corporation”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2013, in accordance with the foregoing notice.  The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 1, 2013.

The mailing address of the Corporation’s principal office is 1099 North Meridian Street, Indianapolis, Indiana 46204.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date.  Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy.  If no directions are given, the proxy will be voted FOR the election of the thirteen directors named as nominees in this Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation, FOR approval of the 2013 Baldwin & Lyons, Inc. Book Value Appreciation Rights Plan and FOR approval of executive officer compensation.  Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

Record Date and Voting Securities

The close of business on March 19, 2013, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  As of March 19, 2013, the Corporation had 2,623,109 shares of Class A Common Stock outstanding and entitled to vote.  Each share of Class A Common Stock is entitled to one vote.  The vote can be exercised in person or by proxy.  There are no other outstanding securities of the Corporation entitled to vote.  There will be no cumulative voting for the election of directors.

Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Expenses of Solicitation

All expenses of the solicitation of proxies will be paid by the Corporation.  Officers, directors and other employees of the Corporation may solicit proxies by telephone or by special calls.  The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation’s stock.

Beneficial Owners of More than 5% of the Class A Common Stock

The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 19, 2013, more than 5% of the outstanding voting securities of the Corporation:

Name and Address of Beneficial Owner (1)	Number of Class A Shares And Nature of Beneficial Ownership	Percent of Class A Shares
Shapiro Family Interests (in the aggregate) (2) 799 Central Avenue Highland Park, Illinois 60035 Nathan Shapiro Robert Shapiro Norton Shapiro Steven A. Shapiro	1,278,926 1,138,841 865,259 762,509 777,344	48.8% 43.4% 33.0% 29.1% 29.6%
John D. Weil 200 North Broadway St. Louis, Missouri 63102 (3)	144,684	5.5%

(1)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

(2)
Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro.  The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate.  Nathan, Robert and Norton Shapiro are brothers and Steven Shapiro is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  The Class A shares reported in the above table for the Shapiro family interests include 353,250 shares (13.47%) held of record by the Shapiro Family Limited Partnership – Gift Shares for which Nathan, Robert and Norton are each limited partners and beneficiaries, as well as 178,500 shares (6.81%) held of record by Gelbart Fur Dressers, 41,250 shares (l.57%) held of record by Jay Ell Company and 178,125 shares (6.79%) held of record by Diversified Enterprises, all three of which are Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and 3,884 shares (.15%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Nathan, Robert and Norton Shapiro are owners and as to which they share voting and investment powers.  These shares, totaling 755,009 Class A shares (28.78%), are included in the listing for individual beneficial ownership of each of the Shapiro Family members listed above.

(3)
Information with respect to the interests of John D. Weil was obtained from Amendment No. 5 to Schedule 13D, dated February 21, 2006, as well as Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation.  The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership.  Mr. Weil has reported that he has sole voting and investment powers as to 12,578 Class A shares and shared voting and investment powers as to 123,228 Class A shares, subject to the limitation that Mr. Weil has declared that he is not the beneficial owner of the shared securities in excess of his proportionate share of the family limited partnership.  Mr. Weil disclaims economic or beneficial ownership of 8,878 Class A shares owned by his spouse.

Directors and Nominees

Thirteen (13) directors are to be elected to hold office until the 2014 Annual Meeting and until their respective successors are elected and qualified.  The Corporation contemplates that all of the nominees will be able to serve.  However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

All of the nominees are currently directors of the Corporation.  None of the nominees are family-related, except Nathan, Robert and Norton Shapiro, who are brothers and Steven Shapiro, who is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  A majority of the nominees are Independent Directors within the meaning of applicable NASDAQ listing standards, as noted in the table on Page 8.

Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, the nominee’s principal occupation, a brief account of business experience during the past five years as well as other public company directorships.

STUART D. BILTON	Age 66	Director Since 1987

Mr. Bilton has served as Chairman and C.E.O. of Aston Asset Management, LLC, a diversified investment management firm since 2006.  He is also C.E.O. and a director of the Aston Funds, a family of mutual funds.  Mr. Bilton was Vice Chairman of ABN AMRO Asset Management (US), Inc. from 2003 until 2006 and President and Chief Executive Officer of ABN AMRO Asset Management (US), Inc. from 2001 to 2003.  Mr. Bilton’s extensive experience in investment management and his 26 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JOSEPH J. DEVITO	Age 61	Director Since 1997

Mr. DeVito was named Chief Executive Officer of the Corporation in December, 2010.  Prior thereto, he served as President and Chief Operating Officer of the Corporation since February, 2007 and President and a director of each of the Corporation’s major wholly owned subsidiaries.  From 1997 until 2007, Mr. DeVito served as Executive Vice President of the Corporation.  Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL IV	Age 53	Director Since 2008

Mr. Frenzel has served as Chairman of Kauffman Engineering, Inc., an Indiana based manufacturer of electrical equipment, since 2001 and he was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008.  Mr. Frenzel’s extensive experience in banking and corporate management, along with his previous 5 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

GARY W. MILLER	Age 72	Director Since 1977

Mr. Miller was named Executive Chairman in December, 2010.  Prior thereto, he had served as Chairman and Chief Executive Officer of the Corporation since 1997 and was President of the Corporation from 1983 until February, 2007.  He is also Executive Chairman of each of the Corporation’s major wholly owned subsidiaries.  Mr. Miller has been employed by the Corporation since 1965.

JOHN M. O’MARA	Age 85	Director Since 1981

Mr. O’Mara served as a financial consultant, principally for portfolio companies of Citi Group Venture Capital from May 1993 to November 2009. Since then he has been a financial consultant and private investor.  He was a director of The Midland Company until its sale in April, 2008.  Mr. O’Mara’s extensive experience in investment management, management and directorship with other public companies and his 32 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

THOMAS H. PATRICK	Age 69	Director Since 1983

Mr. Patrick has been a principal and co-owner of New Vernon Capital LLC, an investment management company since 2004.  During 2002 and 2003, he was the Executive Vice Chairman, Finance & Administration of Merrill Lynch & Co., Inc., and prior thereto he held a number of executive positions with Merrill Lynch & Co., Inc.  Mr. Patrick also serves as a director of Deere & Company and Computer Sciences Corporation.  Mr. Patrick’s extensive experience in investment management, management and directorship with other public companies and his 30 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JOHN A. PIGOTT	Age 81	Director Since 1997

Prior to his retirement in 1996, Mr. Pigott served in various capacities at Anixter, Inc., including Director, Vice Chairman, President and Chief Executive Officer. Mr. Pigott’s experience in management and consulting with other public and private companies and his 16 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

KENNETH D. SACKS	Age 48	Director Since 2007

Mr. Sacks has served as co-Chief Executive Officer since September, 2011, and as Managing Principal and Chairman since 2003, of JMB Insurance Agency, Inc., an insurance brokerage company located in Chicago.  Prior to his affiliation with JMB Insurance Agency, Inc., Mr. Sacks was engaged in real estate portfolio management with JMB Realty Corporation in Chicago and Merrill Lynch Hubbard in New York.  Mr. Sack’s executive management experience in the property and casualty insurance industry,, along with his previous 6 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

NATHAN SHAPIRO	Age 76	Director Since 1979

Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities from 1970 until 2009 and continues to serve as investment advisor to SF Investments, Inc.  Since December, 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants.  Mr. Shapiro’s extensive experience in investment management, management and directorship with other public and private companies and his 34 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

NORTON SHAPIRO	Age 80	Director Since 1983

Prior to his retirement in 1999, Mr. Shapiro served as Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs.  Mr. Shapiro’s experience in management and directorship with other companies and his 30 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

ROBERT SHAPIRO	Age 74	Director Since 1997

Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964.  Mr. Shapiro’s experience in management and directorship with other companies and his 16 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

STEVEN A. SHAPIRO	Age 48	Director Since 2007

Mr. Shapiro has served as Vice President of SF Investments, a broker/dealer in securities since 1991 and has been a member of New Vernon Investment Management, LLC, the General Partner in a series of investment limited partnerships, including the New Vernon Insurance Fund, since 1999.  Mr. Shapiro served on the Board of Directors of First Mercury Financial Corporation until its sale in February, 2011.  Mr. Shapiro’s extensive experience in investment management, with emphasis on the property and casualty insurance industry, as well as management and directorship with other public and private companies and his previous 6 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

JOHN D. WEIL	Age 72	Director Since 1997

Mr. Weil has served as President of Clayton Management Co., a private investment management firm, since 1973.  Mr. Weil also serves as a director of Allied Healthcare Products, Inc.   Mr. Weil’s extensive experience in investment management, including several property and casualty insurance companies, as well as management and directorship with other public and private companies and his 16 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

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Committees of the Board of Directors

Audit Committee

The composition and duties of the Audit Committee are described in the Audit Committee Report found on page 24 of this Proxy Statement.

Compensation and Employee Benefits Committee

All members of the Compensation and Employee Benefits Committee (hereinafter referred to as the “Compensation Committee”) are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to compensation committee members.  No interlocking relationship exists between any member of the Corporation’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

The executive compensation program is administered by the Compensation Committee.  This Committee oversees the administration of the Corporation’s employee benefits plans and establishes policies relating to compensation of executive officers.  The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation’s executive officers, including the Named Executive Officers of the Corporation.  In addition, the Committee reviews, manages and administers all of the stock-based compensation plans of the Corporation and, in the case of the Employee Plan, designates officers and key employees to receive options or restricted stock, and the number and terms of the options or restricted stock.  If the Baldwin & Lyons, Inc. 2013 Book Value Appreciation Rights Plan is approved by shareholders, the Committee will review, manage and administer this plan also.  All decisions by the Committee relating to the compensation of the Corporation’s executive officers are reviewed and approved by the full Board.  The Corporation’s Executive Compensation Discussion and Analysis is presented beginning on page 11 of this Proxy Statement.

Investment Committee

The Investment Committee sets policy regarding composition, quality, risk and duration of the Corporation’s investment portfolios and the positioning of such portfolios in the context of the Corporation’s enterprise risk management program.  The Investment Committee also approves hiring of all portfolio investment managers and evaluates the performance of each investment manager.

Strategic Planning Committee

The Strategic Planning Committee is responsible for working closely with management to identify new opportunities available to the Corporation as well as strategies for profitably expanding existing businesses and the impact of both on the Corporation’s enterprise risk management program.  The Strategic Planning Committee also has input into the Corporation’s budgeting and enterprise risk management processes.

Nominating Committee

The Nominating Committee is responsible for selecting nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors.  An additional discussion of the responsibilities of the Nominating Committee is contained on page 26 of this Proxy Statement.

Board of Directors and Risk Management

As a part of its oversight function, the Board monitors how management operates the Corporation, in part via its committee structure.  The board evaluates strategies, reviews management reports and considers the risks involved in all of the Corporation’s insurance and investment activities.  The Corporation has no single risk management committee but, rather, each committee considers risk issues associated with its specific role as discussed in this document.

Executive Chairman and Lead Director

Between 1997 and December, 2010, Gary W. Miller served as the Corporation’s CEO as well as its Chairman.  Effective December, 2010, Mr. Miller became the Executive Chairman of the Board of Directors.  In determining that Mr. Miller was the appropriate person to serve in the role of Executive Chairman, the Board relied on several important measures.  Mr. Miller’s leadership, integrity and vision have been instrumental in the successful growth of the Corporation for over 45 years.  He has served an active role in the Corporation’s continued strong performance, despite challenging economic and market conditions.  Mr. Miller has the confidence of the Board and the Board believes that Mr. Miller, working closely with the CEO, Joseph J. DeVito, has the ability to assist Mr. DeVito and his executive staff in managing both the short and long-term strategies necessary in the challenging marketplace in which the Corporation competes.

With the roles of Chairman and CEO separated, the Board believes that the office of Executive Chairman of the Board of Directors can function in an appropriate manner with the understanding that mechanisms are in place to ensure that the Corporation maintains the highest standards of corporate governance which insures the continued accountability of the CEO to the Board.  These mechanisms include:
•	The majority of directors are independent.

•
The election by the Board of Steven A. Shapiro to be the non-employee Lead Director.  Mr. Shapiro has been a member of the Corporation’s Board since 2007, is co-chairman of the Strategic Planning Committee and a member of the Investment Committee.  He has been a strong and influential member of the Board and plays an integral role in the Board’s execution of its responsibilities.   As detailed below in how the roles will interact, Mr. Shapiro’s responsibilities as Lead Director and his advisory role to Mr. Miller and Mr. DeVito will complement Mr. Miller’s role as Executive Chairman of the Board while providing the necessary checks and balances to hold both the Board and the Executive Chairman accountable in their respective roles.

•
The Audit, Compensation, and Nominating Committees are comprised of and chaired by non-employee directors who meet the independence requirements under the NASDAQ listing standards and other governing laws and regulations.

•	Review and determination of Mr. Miller’s compensation and performance will remain within the purview of the Compensation Committee.

•
The non-employee directors will meet in regular executive sessions, without management present, to discuss the effectiveness of the Corporation’s management, the quality of the Board meetings and any other issues and concerns.

The Board does not have a policy as to whether the role of the CEO and the Chairman should be separate, or whether the Chairman should be a management or non-management director.  Thus, while the Board has determined that Mr. Miller will serve in the role of Executive Chairman of the Board, the Board has the right to determine, in the future, if the roles will be combined or remain separate, as well as to determine whether or not a management or non-management chairman would be in the best interest of the Corporation and its stockholders.

Board and Committee Membership and Meetings
In 2012, each incumbent director attended at least 75 percent of the total number of meetings of the Board and the committees on which he serves.  In addition, all board members are expected to attend the annual meeting of shareholders, and all attended in 2012.  Current committee membership and the number of meetings of the full board and each committee in 2012 are shown in the table below.

Name	Board	Audit Committee	Compensation Committee	Investment Committee	Strategic Planning	Nominating Committee
Stuart D. Bilton	Member (a)			Member		Chairman
Joseph J. DeVito	Member				Co-Chairman
Otto N. Frenzel IV	Member (a)	Chairman			Member	Member
Gary W. Miller	Executive Chairman			Member	Member
John M. O'Mara	Member (a)	Member		Member
Thomas H. Patrick	Member (a)		Member	Member
John A. Pigott	Member (a)	Member	Member			Member
Kenneth D. Sacks	Member (a)	Member	Member		Member
Nathan Shapiro	Member			Chairman	Member
Norton Shapiro	Member			Member	Member
Robert Shapiro	Member			Member	Member
Steven A. Shapiro	Member			Member	Co-Chairman
John D. Weil	Member (a)		Chairman	Member
Number of 2011 meetings	4	5	2 (b)	4 (b)	4 (b)	1

(a)	An Independent Director within the meaning of applicable NASDAQ listing standards.
(b)	In addition to formal meetings, these committees also carry on their business through telephone conversations and informal contacts among their members.

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Directors' Fees

Compensation to directors who were not employees during 2012 was as follows:

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
Stuart D. Bilton	30,000	40,000	1,778	71,778
Otto N. Frenzel IV	40,000	40,000	1,778	81,778
John M. O'Mara	22,500	40,000	1,778	64,278
Thomas H. Patrick	22,500	40,000	1,778	64,278
John A. Pigott	30,000	40,000	1,778	71,778
Kenneth D. Sacks	30,000	40,000	1,778	71,778
Nathan Shapiro	30,000	40,000	1,778	71,778
Norton Shapiro	30,000	40,000	1,778	71,778
Robert Shapiro	30,000	40,000	1,778	71,778
Steven A. Shapiro	30,000	40,000	1,778	71,778
John D. Weil	30,000	40,000	1,778	71,778

The provisions of the director’s compensation plan are as follows:

  Cash:

•	Board meeting attendance fee of $7,500. This fee is reduced to zero in the case of telephonic attendance or non-attendance.
•
No additional fees are paid for committee membership or meetings which are held telephonically or in conjunction with a regular Board meeting.  Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

•	The Chairman of the Audit Committee receives an additional $2,500 per quarter.
•	Reimbursement for customary and usual travel expenses.

Stock:
An annual retainer in the amount of $40,000 is paid to each director in the form of restricted stock.  Each annual restricted stock grant will be made on the date of the Corporation’s annual meeting.  Restricted shares fully vest one year from the date of grant.  For 2012, each director received a grant of 1,829 restricted shares (20,119 shares in total) on May 8, 2012, all of which will vest on May 8, 2013.  The amount shown in the table above represents the fair value of this grant on May 8, 2012.

Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares.  The amount shown as All Other Compensation in the table above represents dividends paid to each director during 2012 upon the vesting of previously granted restricted stock.

Directors who are employed by the Corporation do not receive directors' fees.

Common Stock Beneficially Owned by Directors and Management

The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 19, 2013 by all directors and nominees, the five most highly compensated executive officers (the “Named Executive Officers”) and by all directors and officers as a group:

	Class A Shares		Class B Shares
Name of Beneficial Owner or Identity of Group (1)	Number	Percent	Number (2)	Percent
Stuart D. Bilton	0	0.0%	40,303	0.3%
Mark L. Bonini	2,000	0.1%	17,285	0.1%
G. Patrick Corydon	10,125	0.4%	48,145	0.4%
Joseph J. DeVito	1,087	0.0%	157,894	1.3%
Otto N. Frenzel, IV	2,132	0.1%	9,371	0.1%
Gary W. Miller	46,286	1.8%	134,664	1.1%
Craig A. Morfas	0	0.0%	11,905	0.1%
John M. O’Mara (3)	84,631	3.2%	82,178	0.7%
Thomas H. Patrick (4)	88,875	3.4%	254,192	2.1%
John A. Pigott	5,062	0.2%	40,036	0.3%
Kenneth D. Sacks	0	0.0%	11,121	0.1%
Nathan Shapiro (5)	1,138,841	43.4%	2,527,653	20.7%
Norton Shapiro (5)	762,509	29.1%	1,808,212	14.8%
Robert Shapiro (5)	865,259	33.0%	1,847,018	15.1%
Steven A. Shapiro (5)	777,344	29.6%	1,806,496	14.8%
John D. Weil (6)	144,684	5.5%	591,087	4.8%
All directors and Named Executive Officers (7)	1,663,808	63.4%	3,989,435	32.7%

(1)
   Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers with respect to Class A shares or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

(2)	A total of 12,217,799 Class B shares were issued and outstanding, including restricted shares not yet vested, as of March 19, 2013.

(3)
Includes 12,513 Class A shares owned by Mr. O’Mara’s wife and 57,375 Class A shares held in trust for his children, with Mr. O’Mara serving as trustee.  Mr. O’Mara disclaims any beneficial interest in these shares.

    (4)            Includes 36,375 Class A shares owned by Mr. Patrick’s wife and 236,862 Class B shares owned by a private family foundation in which Mr. Patrick is an officer and director.  Mr. Patrick disclaims any beneficial interest in any of these shares.

(5)
See “Beneficial Owners of More than 5% of the Common Stock” for additional information on Class A shares.  The shares reported in the above table for Nathan, Norton, Robert and Steven Shapiro include 755,009 Class A and 1,799,375 Class B shares owned by the Shapiro Family Limited Partnership as well as three partnerships: Gelbart Fur Dressers; Jay Ell Company and Diversified Enterprises and Emlin Cosmetics, Inc.  Nathan, Robert, Norton and Steven Shapiro are beneficial owners and/or share investment power with respect to the shares owned of record by these entities and, accordingly, these shares are included in the listing for individual beneficial ownership of each of the Shapiro Family members.

(6)
See “Beneficial Owners of More than 5% of the Common Stock” for additional information on Class A shares.  The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership.  Mr. Weil has reported that he has sole investment powers as to 24,766 Class B shares and shared voting and investment powers as to 513,534 Class B shares, subject to the limitation that Mr. Weil has declared that he is not the beneficial owner of the shared securities in excess of his proportionate share of the family limited partnership.  Mr. Weil disclaims economic or beneficial ownership of 52,787 Class B shares owned by his spouse.

(7)	Total ownership by Named Executive Officers, directors and nominees equals 38.1% of the aggregate of all Class A and Class B shares outstanding on the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of the Corporation’s securities with the Securities and Exchange Commission.  Copies of those reports must be furnished to the Corporation.  Based solely on a review of the Section 16(a) reports furnished to the Corporation with respect to 2012 and written representations from the affected executive officers and directors, we believe that all Section 16(a) filing requirements applicable to the Corporation’s executive officers and directors during 2012 were satisfied.

Executive Compensation Discussion And Analysis

Introduction

The following discussion provides an overview of the philosophy, objectives, administrative and material elements of and decisions relating to the Corporation’s Executive Compensation Program for 2012 as well as changes for 2013.

Executive Compensation Philosophy, Strategy & Objectives

The Corporation’s compensation philosophy and objectives are directly related to its business strategy and objectives.  The Compensation and Employee Benefit Committee of the Board (referred to hereafter in the Executive Compensation Discussion and Analysis as the “Committee”) believes that, in order to maximize stakeholder value, executive compensation should be aligned with business strategy in addition to financial goals.  The Committee, on behalf of the full Board of Directors, believes that the Corporation’s compensation programs should:

•	Create compensation which is targeted at a level that will allow the Corporation to attract, retain, and motivate top executive talent.

        Ensure that an appropriate relationship exists between compensation and the creation of shareholder value.

•	Recognize the unique, cyclical nature of the markets in which the Corporation operates and the external factors to which the Corporation is subjected.

•	Recognize the significant industry experience, averaging over 30 years, of the Corporation’s Named Executive Officers.

•	Support long-term decision-making and, accordingly, long-term financial growth.

•	Include benefits and perquisites to the extent there is valid business rationale for doing so.

The Committee believes that the compensation program in place for 2012 supported these objectives.  The program for 2013 will be substantially unchanged from the 2012 program.

Executive Compensation Administration

The Role of the Committee

The Committee is responsible for approving all components of the compensation of the Executive Chairman, the Chief Executive Officer (“CEO”), as well as each executive reporting directly to the CEO, a group inclusive of all Named Executive Officers.  The Committee administers all executive officer compensation plans, programs, and guidelines and has the final decision-making role in compensation paid to the Corporation’s executive officers.

The Role of Executive Officers

As CEO and COO, Joseph J. DeVito, sets goals and evaluates each executive officer’s performance.  He makes recommendations regarding compensation to the Committee.  Neither the Executive Chairman of the Board nor the CEO has decision making authority regarding his own level of compensation, nor that of any of the other executive officers.  However, the CEO does, when requested by the Committee, participate in Committee meetings to provide:

•	Background information regarding the Corporation’s operating results and financial objectives;

•	The CEO’s evaluation of the performance of the executive officers, including all of the other Named Executive Officers; and

•	Recommendations for completed year compensation awards and future targets for executive officers, including all Named Executive Officers.

The Role of the Committee’s Advisor

The Committee has the authority to engage an executive compensation consultant or other advisor as necessary to fulfill its duties to the Corporation’s shareholders.  In 2008, the Corporation engaged an independent executive compensation consulting firm, to conduct an executive compensation review and provide feedback related to the Corporation’s executive compensation programs in general.  Changes to executive compensation plans resulting from this review have been discussed in the Corporation’s Proxy Statements for the Annual Meeting of Shareholders for the meetings held May 5, 2009, and each year thereafter, which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC’s Edgar website (www.sec.gov/edgar).  The Committee determined that an additional review was not necessary during 2012 as no components of the Plan had changed.  The Committee plans to engage an executive compensation consultant during 2013 as a follow up to the previous review.

The Corporation and the Committee have developed a pay strategy that they believe supports the Corporation’s compensation philosophy, as enumerated above, and supports execution of the Corporation’s business strategy.

These guiding principles have been executed through the pay strategy for 2012 and are further explained as follows:

        •      Base salaries are, for the most part, above the market 75th percentile of the peer group in recognition of the efficient management structure, requiring fewer executive officers, as well as the significant tenure and experience of senior management in a highly specialized and varied business.
                Base salaries are also designed to ensure continued  attraction and retention of executive talent;

•
Annual incentive opportunities are below the market 25th percentile of the peer group so as not to encourage engaging in short-term profit opportunities at the expense of long-term decision-making and the overriding goal of increases in long-term shareholder value;

•
A percentage of annual incentive bonus for executive officers is paid in the form of the Corporation’s Class B common stock which vests over a number of years.  This form of compensation not only aligns the executive’s interests with shareholders but provides retention benefits to the Corporation;

•
Long-term incentives have traditionally been delivered in the form of book value appreciation rights (“BVARs”) which focus on financial returns strongly correlated to shareholder value (BVARs are described further below); and,

•	Limited perquisites are offered, consisting primarily of vehicles provided at the Corporation’s expense.

Compensation and Risk Taking Considerations

One of the responsibilities of the Committee is to consult with members of the Strategic Planning and Audit Committees to consider the relationship of compensation programs to the Corporation’s financial and strategic goals.  The Committee reviews the balance achieved in the compensation programs related to the fact that management’s personal financial situation could be significantly impacted by the Corporation’s financial performance.  Based on such inter-committee communications, the Committee believes that the executive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Corporation.

The bonus hurdles selected by the Committee are based solely on operating income, rather than sales or revenue targets which could encourage the production of unprofitable business.  Operating income hurdles are selected in conjunction with the full Board’s review and approval of the operating budget for the year as developed by management.  Careful consideration is given to current and anticipated market conditions, including the current competitive environment and those related to the development of new products, which are expected to be encountered in the Corporation’s business operations.

The Committee believes that the present proportion of the Corporation’s operating income-based and individual performance based compensation is balanced in such a way as to motivate the executives to fulfill the corporate mission and vision, including specific and focused performance objectives, but does not encourage unnecessary or excessive risk taking.  In addition, a significant portion of executives’ performance-based compensation is in the form of long-term equity incentives and other deferred compensation which does not encourage unnecessary or excessive risk taking because they generally vest over a three to five year period of time, thereby focusing the executives on the Corporation’s long-term interests.

Components of Executive Compensation for 2012

The principal components of the Corporation’s 2012 executive compensation program for executive officers, including the Named Executive Officers, were:
1.	Base salary
2.	Annual incentives
3.	Long-term incentives
4.	Employee benefits and perquisites

Each of these elements is discussed more fully below.

Base Salary

The Committee annually reviews and, if appropriate, adjusts each executive officer’s base salary.  The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate.  These factors include the Corporation performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year and industry and general economic conditions.  While the Committee considers these factors to guide its decisions, it does not rely on them exclusively.  The Committee typically exercises significant business judgment based on an assessment of compensation levels and alignment with the Corporation’s compensation philosophy and pay strategy.

The annual review of base salaries for 2012  resulted in no increases to base salaries for Mr. Miller, Mr. DeVito and Mr. Corydon in light of the operating losses sustained by the Corporation during 2011.  Mr. Bonini’s base salary was increased 3% in recognition of achieving production goals and Mr. Morfas’ base salary was increased 19% in light of his promotion to Executive Vice President.

Annual Incentives for 2012

The Corporation’s executive officers, including each of the Named Executive Officers, participated in the Corporation’s Executive Incentive Bonus Plan for 2012 (“the Plan”).  A more detailed description of the Plan was included, starting on page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC’s Edgar web site (www.sec.gov/edgar).

Under the Plan, each participant, including each of the Named Executive Officers, was provided with a target annual incentive opportunity according to the pay strategy discussed above.  Annual incentive bonuses for 2012 were determined using a preset formula-based bonus program consisting of two components: 50% was dependent upon a Board approved hurdle based upon pre-tax operating profit and 50% was dependent on an evaluation of each officer’s individual performance and changes in executive responsibilities.

For the operating profit component, the Committee established a “hurdle”.  The hurdle was referenced to the budgeted pre-tax operating income for 2012, as approved by the Board of Directors.  Fifty percent (50%) of the executive’s bonus was determined by comparing the actual pre-tax operating income for the year against the hurdle amount.  That portion of the bonus may increase or decrease as actual pre-tax operating income is higher or lower than the hurdle.  A range has been established with 75% of the hurdle, referred to as the “threshold” and 150% of the hurdle, referred to as “superior performance”.  The formula multiplies 50% of the target bonus by the percentage difference within this range times two.  Therefore, if operating income falls below the threshold, this portion of the bonus would be eliminated.  If operating income equals or exceeds superior performance, the maximum portion of the bonus could be double the target.  For 2012, actual operating profit was 42.05% above the hurdle and, accordingly, this portion of the target bonus was increased by 84.10%.

The individual performance component of the Plan is designed in recognition of the fact that significant contributions by certain executives to the long-term success of the Corporation may be achieved in regardless of the attainment of operating income targets.  The CEO develops performance goals for each executive in conjunction with the creation of the corporate strategic plan and, while individual performance goals vary among the executives depending on their specific responsibilities, many of these goals are inter-dependent with the focus of positioning the Corporation to achieve its long-term objectives.

The most significant common objective goals for 2012 included numerous activities designed to meet the goals set forth in the first year of the Corporation’s current five year strategic plan, the enhancement and evolution of comprehensive performance-based management criteria for each department, formal quarterly evaluation of improvements in staff productivity and adherence to budgets.  In addition, Mr. Corydon surpassed the profitability goals for “non-wheels” product lines, was principally responsible for the successful renewal of major reinsurance treaties and the significant realignment of the Corporation’s property catastrophe exposures, and was responsible  for maintenance of enterprise risk management programs, financial evaluation of new business opportunities and implementation of accounting systems for all new products; Mr. Bonini exceeded business retention and new business development as well as profitability goals for the “wheels” product lines in a difficult and highly competitive environment, continued improvement of the risk management and underwriting staff; and Mr. Morfas was responsible for continued improvement in establishing world-class claims operations across the platform of insurance products with the goals of better customer service and reduction in claim handling costs, the establishment of systematic, repeatable training programs for claims operations covering a wide variety of products including excess fleet trucking, workers’ compensation, professional liability and personal automobile risks, successful completion of the installation of new comprehensive claims management systems, the continued improvement and expansion of in-house legal capabilities and, beginning in 2012, accepted full responsibility for management of Human Resources.

In addition to overall responsibility for all of the individual goals mentioned for the executives above, Mr. DeVito’s is accountable for development and successful implementation of the five year strategic plan and has principal responsibility for evaluation of new business opportunities and continuance and expansion of favorable relationships with major customers and business partners.

Determination of satisfactory achievement of individual goals is reviewed on a frequent basis through both group and individual evaluations conducted between the executives and the CEO.  Achievement of all significant individual performance goals is considered when determining the individual performance component of the bonus.  This component can be decreased or eliminated based on the CEO’s determination of an executive’s performance related to his or her individual goals.  There is no specific percentage that each individual goal contributes to the total for a given individual but, rather, it is the substantial achievement of all of the significant goals which is evaluated for each executive.  For 2012, significant progress was made by the executive team in the achievement of the major strategic plan goals, including the launch of new products in both the “wheels” and “non-wheels” businesses, significant reductions to the Corporation’s exposures to property catastrophe risk and product development for several new or redesigned insurance products including the Corporation’s re-entry into the market for  workers’ compensation solutions for small businesses.  Accordingly, each of the Named Executive Officers was granted a bonus based on achievement of individual goals ranging from 50% to 100%.

All bonuses granted under the Plan are paid to executives, including the Named Executive Officers, two-thirds in cash and one-third in the form of restricted Class B common shares which will vest over a three year period, in accordance with the Plan.  Amounts presented in the Summary Compensation Table reflect this distribution with cash portions shown in the Bonus column and the equity component shown in the Stock Awards column.  Class B common shares paid as part of the Plan are subject to risk of forfeiture upon termination of employment for any reason other than death, disability or retirement prior to vesting.  Vesting occurs ratably on the first, second and third anniversaries of the grant.  Additional information regarding these restrictions is presented in the equity award tables elsewhere in this document.

Long-term Incentives for 2012

In the past, the Corporation has utilized “book value appreciation rights” (BVARs) as the sole form of long-term incentives for executive officers and other management personnel.  BVARs do not have any association with the market value of the Corporation’s common stock and are settled solely in cash.  No equity securities are issued in connection with this form of compensation.

BVARs provide deferred compensation to virtually all salaried employees, including the Named Executive Officers, formulaically based on the increase in the Corporation’s book value, with certain adjustments for dividends paid to shareholders, over a five-year period.  This program results in compensation which is directly linked to the Corporation’s performance and increases in the book value of the Corporation, closely aligning value realized from BVARs with shareholder value creation.

Increases and decreases in the value of BVARs for the Named Executives for the three year period ending December 31, 2011, resulting from changes in the Corporation’s book value, are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table.  This presentation is appropriate since the BVARs are not based upon changes in the market value of equity securities and are not settled in any form of equity security.

BVARs vest ratably over a three-year period, cannot be exercised prior to January 1 of the calendar year in which they expire (five years from grant), except in the case of death, disability or normal retirement.  In addition, termination of employment for reasons other than death, disability or retirement results in forfeit of all vested and unvested BVARs.  These plan provisions provide employee retention benefits to the Corporation.  BVARs, when granted, have historically been widely distributed to virtually all salaried employees in amounts proportional to their job responsibilities and annual base salaries.

The Committee has periodically granted BVARs but does not follow a set schedule of grants.  BVARs were last awarded in 2007, all of which expired on April 30, 2012.  No BVARs were outstanding as of December 31, 2012.

Employee Benefits and Perquisites

The Corporation offers its executive officers standard employee benefits, including the ability to participate in the group life, health, dental and disability insurance as well as the Corporation’s 401(k) Plan, to the same extent offered to all employees of the Corporation.  The Corporation matches contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants of the Plan.

The Committee has also approved arrangements providing executive officers with the use of a Corporation-owned automobile, including maintenance costs, insurance coverage and a partial fuel allowance.

Components for 2013

Base Salary for 2013

For 2013, the Committee has determined the following changes to base salaries: Mr. Miller’s base salary will be decreased by 43% in light of his reduced role in the day-to-day operations of the Corporation, which have been assumed by Mr. DeVito.  Base salaries for each of the other Named Executive Officers will be increased from 0% to 9% during 2013 in light of the record underwriting results and significant accomplishments with respect to the Corporation’s five year strategic plan achieved during 2012.

Annual Incentives for 2013

For 2013, the Committee has determined to maintain the structure of the annual incentive plan utilized in 2012, without modification.

Any incentives which may be earned under the terms of the Executive Incentive Bonus Plan for 2013 will be distributed early in 2014 with two-thirds paid in cash and one-third in the form of restricted stock.  The total incentive earned will be determined 50% based on operating profits and 50% based on individual goals although the provisions of the Plan could result in either component being more or less than 50% of the final award.  This is identical to the pro-ration used in 2012.  The restricted stock portion of the bonus will be granted to each senior executive, including the Named Executive Officers, based on the closing price of the stock on the day the award is determined.  Shares will vest one-third per year over a three year period.

A more detailed description of the Executive Bonus Plan, which was first effective January 1, 2010, was included starting on page 21 of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC Edgar website (www.sec.gov/edgar).

Long-term Incentives for 2013

The Committee and the Board have approved a BVAR grant to be made in 2013.  A more detailed description of the 2013 Book Value Appreciation Rights Plan is included starting on page 21 of this document.

Other Compensation Matters
The Corporation has not entered into employment, severance or change-in-control agreements with any employees, including the Named Executive Officers, which would provide compensation in the event of a termination.  All employees of the Corporation are employed on an at-will basis and either the employee or the Corporation is free to terminate any employment relationship at any time.

The Corporation has no post-retirement benefit policies, nor any pension or retirement plans, other than its 401(k) Profit Sharing Plan which is generally available to all employees and which carries no post-employment obligations for the Corporation.

Section 162(m) of the Internal Revenue Code, limits the Corporation’s ability to take a tax deduction for certain compensation paid in excess of $1 million to each of the Named Executive Officers listed in the summary compensation table below.  However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet certain other requirements.  The Committee has considered the impact of Section 162(m), and the regulations thereunder, on the deductibility of executive compensation by the Corporation and has determined that, to the extent practical, bonus and deferred compensation plans should be submitted to shareholders for approval to allow for deductibility of compensation paid under these plans.  The Committee will continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary as it determines in the best interests of the corporation.

Compensation and Employee Benefit Committee Report

The Committee has reviewed and discussed the above Executive Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Corporation’s annual report on Form 10-K.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

John D. Weil, Chairman
Thomas H. Patrick
John A. Pigott
Kenneth D. Sacks

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Compensation (2)	Non-Qualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Joseph J. DeVito	2012	1,000,000	593,877	296,948		49,050	0	61,590	2,001,465
C.E.O., President	2011	1,000,000	0	0		(118,800)	0	36,537	917,737
and C.O.O. (4)	2010	870,000	216,665	108,335		55,350	0	38,595	1,288,945
Gary W. Miller	2012	870,000	473,495	236,755		54,500	0	51,878	1,686,628
Executive Chairman	2011	870,000	0	0		(132,000)	0	45,604	783,604
of BOD (5)	2010	870,000	166,665	83,335		61,500	0	38,871	1,220,371
G. Patrick Corydon	2012	549,120	411,941	205,977		19,075	0	31,953	1,218,066
Exec. Vice President	2011	549,120	0	0		(46,200)	0	36,809	539,729
and C.F.O. (6)	2010	528,000	100,049	50,026		21,525	0	30,913	730,513
Mark L. Bonini	2012	489,250	319,780	159,895		16,350	0	36,141	1,021,416
Executive Vice	2011	475,000	0	0		(39,600)	0	33,444	468,844
President (7)	2010	396,300	74,109	37,056		18,450	0	30,655	556,570
Craig C. Morfas	2012	413,586	234,098	117,052		10,900	0	38,704	814,340
Sr. Vice President	2011	347,155	0	0		(26,400)	0	35,416	356,171
and Secretary (8)	2010	333,000	49,450	24,725		12,300	0	34,197	453,672

(1)
Stock awards represent the grant date value of the portion of the 2012 annual incentive bonuses payable in the form of the Corporation’s Class B common stock.  These shares are subject to risk of forfeiture and vest over three years from the date of grant, as more fully described elsewhere in this document.

(2)
Amounts shown in this column represent the change in vested and unvested value of book value appreciation rights which are based on increases or decreases in the Corporation’s book value per share during the year.  The actual compensation realized, if any, is settled only in cash and only upon satisfaction of holding period restrictions, as more fully described elsewhere in this document.  Compensation from book value appreciation rights is subject to complete forfeiture should employment terminate prior to satisfaction of holding period requirements and, thus, amounts reported in this column may not ultimately be paid.

(3)	Other compensation for 2012 consists of the following:

		401(K) Plan
	Total	Contribution	Perquisites
Mr. DeVito	$ 61,590	$ 20,000	$ 41,590
Mr. Miller	51,878	20,000	31,878
Mr. Corydon	31,953	20,000	11,953
Mr. Bonini	36,141	20,000	16,141
Mr. Morfas	38,704	20,000	18,704

Perquisites consist almost exclusively of the total cost to the Corporation of automobiles provided to the Named Executives, without reduction for business use and including any gain or loss realized on the disposal of the automobiles.

(4)	Mr. DeVito was elected Chief Executive Officer in December of 2010 and had been elected President and Chief Operating Officer in February, 2007.

(5)	Mr. Miller served as Chief Executive Officer until December, 2010 when he was elected Executive Chairman of the Board of Directors.

(6)	Mr. Corydon was elected Executive Vice President in February, 2008.

(7)	Mr. Bonini was elected Executive Vice President in February, 2011. Previously, he held the office of Vice President.

(8)	Mr. Morfas was elected Executive Vice President in February, 2012. Previously, he held the office of Senior Vice President.

Grants of Plan-Based Awards Table

No non-equity awards were granted during 2012 and, accordingly, columns of this table relating to non-equity awards have not been presented.

		Estimated Future Payouts				Grant Date
		Under Equity			All Other	FV of
		Incentive Plan Awards			Stock	Stock and
	Grant	Threshold	Target	Maximum	Awards	Option
Name	Date	(#)	(#) (1)	(#)	(#)	Awards
Joseph J. DeVito	2/4/2013	n/a	12,535	n/a	0	296,948
Gary W. Miller	2/4/2013	n/a	9,994	n/a	0	236,755
G. Patrick Corydon	2/4/2013	n/a	8,695	n/a	0	205,977
Mark L. Bonini	2/4/2013	n/a	6,749	n/a	0	159,895
Craig C. Morfas	2/4/2013	n/a	4,941	n/a	0	117,052

(1)  Shares awarded under the Corporation’s Executive Incentive Bonus Plan for 2012.  While the actual grant occurred on the date shown above, these shares were earned during 2012.  The value of the grant is included in the Stock Awards column of the Summary Compensation Table on page 18.
      These shares vest ratably on the first, second   and third anniversaries of the Grant Date and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement.

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Option Exercises and Stock Vesting Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	Upon
Name	Exercise (#)	Exercise ($)	Vesting (#) (1)	Vesting ($)
Joseph J. DeVito	0	0	4,643	106,835

Gary W. Miller	0	0	4,090	94,111

G. Patrick Corydon	0	0	2,415	55,569

Mark L. Bonini	0	0	1,446	33,272

Craig A. Morfas	0	0	1,279	29,430

(1)
Total of shares awarded as a portion of the Corporation’s Executive Incentive Bonus Plan for calendar years 2009 (granted February, 2010), and 2010 (granted February, 2011).  No shares were awarded for calendar year 2011.  These shares vest one-third on each of the first, second and third anniversaries of the respective Grant Dates.

Outstanding Equity Awards at Fiscal Year End

No option awards are outstanding as of December 31, 2012 and, accordingly, columns of this table relating to option awards have not been presented.  Stock awards outstanding as of December 31, 2012 are as follows:

	Stock Awards
			Equity	Equity
		Market	Incentive	Incentive
	Number	Value	Plan Awards:	Plan Awards:
	of Shares	of Shares	Number of	Market or
	or Units	or Units	Unearned	Payout Value
	of Stock	of Stock	Shares or	of Unearned
	That Have	That Have	Units That	Shares or
	Not Vested	Not Vested	Have Not	Units Not
Name	(#) (1)	($)	Vested (#)	Vested ($)
Joseph J. DeVito	6,187	$147,622	n/a	n/a

Gary W. Miller	5,278	$125,933	n/a	n/a

G. Patrick Corydon	3,127	$74,610	n/a	n/a

Mark L. Bonini	1,975	$47,124	n/a	n/a

Craig C. Morfas	1,633	$38,963	n/a	n/a

(1)
Unvested shares awarded a portion of the Corporation’s Executive Incentive Bonus Plan for calendar years 2009 (granted February, 2010), and 2010 (granted February, 2011).  No shares were awarded for calendar year 2011.  These shares vest one-third on each of the first, second and third anniversaries of the respective Grant Dates and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement.

2002 Stock Purchase Plan

At the 2002 Annual Meeting of Shareholders, the shareholders of the Corporation adopted the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the “Stock Purchase Plan”).  The Stock Purchase Plan was intended to encourage officers and certain management personnel of the Corporation to purchase additional Class B Common Shares in the open market.  The Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating management personnel to make those purchases.  Each loan was evidenced by a ten year full recourse promissory note, interest only payable annually in arrears and was secured by a pledge of all of the shares purchased.  The loans were offered to officers and certain other management personnel and forty-nine employees originally participated in the program.  As of December 31, 2012, the Plan has expired and all outstanding loans have been fully repaid to the Corporation.  For detailed information concerning the loans to the Named Executive Officers see “Transactions with Management and Others” on page 27 of this document.

Approval of Baldwin & Lyons, Inc. 2013 Book Value Appreciation Rights Plan

The Corporation is requesting shareholders to approve the Baldwin & Lyons, Inc. 2013 Book Value Appreciation Plan (the “BVAR Plan”), which will be utilized to provide a long-term incentive to employees, including the Named Executive Officers.

A full copy of the BVAR Plan is included in this Proxy Statement as Exhibit A beginning on page 29.  A more detailed description of the BVAR Plan is presented in the following section.

General

The BVAR Plan to be utilized in 2013 was adopted by the Committee and approved by the Board of Directors.  The Board of Directors has directed that the BVAR Plan be submitted to the Class A shareholders of the Corporation for approval at the Annual Meeting of shareholders.

As a part of the Committee’s ongoing monitoring of the impact of Section 162(m) of the Internal Revenue Code (the “Code”) on the Corporation, it was determined that it was appropriate to take all actions necessary to satisfy the requirements of Section 162(m) in order to insure that compensation to all employees, including the Named Executive Officers, would be deductible for tax purposes to the fullest extent possible.  The BVAR Plan is designed to qualify as providing “performance-based” compensation under Section 162(m) of the Code, which requires that the program be subject to stockholder approval. “Performance-based” compensation meeting the requirements of Section 162(m) of the Code is generally exempt from the federal income tax law which disallows a tax deduction for annual compensation over $1,000,000 that a corporation subject to SEC reporting requirements pays to certain of its most highly compensated executives.

Eligibility

Participation in the BVAR Plan is available to all salaried employees of the Corporation.  Currently, approximately 80% of total employees are eligible to participate in the BVAR Plan.

Determination of the Number of Rights Granted

During the first ninety days of 2013, management will submit to the Committee for their approval a list of employees selected to participate in the BVAR Plan along with the number of rights to be granted to each participant.

Determination of Award

The Committee has established the book value at December 31, 2012 of $23.25 as the Base Book Value for purposes of the BVAR Plan.  The BVAR Plan provides an objective formula for computing the amount of compensation payable to each participant based on the increase in audited GAAP book value of the Corporation over the Base Book Value, through the end of the calendar quarter immediately preceding the exercise of the rights, with adjustments made to limit the effect of dividends paid to shareholders to $.125 per quarter.  The BVAR Plan expires on March 30, 2018 and all unexercised rights, as well as any rights not granted, will expire on that date.

Risk of Forfeiture

Rights granted under the BVAR Plan vest ratably at the first, second and third anniversary of the grant.  Participants are prohibited from exercising any rights granted under this plan until after January 1, 2018 except in the case of death, disability and qualified retirement, as defined by the BVAR Plan.  Should employment terminate prior to January 1, 2018 for any other reason, the participant will forfeit all vested and unvested rights.

In the event a participant ceases employment with the Corporation during a year by reason of death, disability, or retirement, as defined, the BVAR Plan provides specific time frames in which vested rights may be exercised.  Failure to exercise rights within those specified time frames will result in forfeiture of vested rights.

Payment of Awards-Other Matters

Rights exercised under the BVAR Plan will be paid in cash as soon as practical after the exercise date. Participants in the BVAR Plan are not entitled to and have no rights with respect to any of the Corporation’s Class A or Class B Common Shares.  Further, any compensation associated with the rights granted under the BVAR Plan is unsecured, unfunded general obligations of the Company and do not entitle the Participant to any rights as a shareholder of the Company.

Administration

The Incentive Bonus Plan is administered by the Committee, which is comprised solely of outside directors as defined under Section 162(m) of the Code.

Amendment and termination of the Incentive Bonus Plan

The Incentive Bonus Plan may be amended from time to time, in whole or in part, by the Committee, subject to approval of the Board of Directors, but no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code and no amendment will be allowed that violates the provisions of Section 409A of the Code.

Required Vote
Approval of the BVAR Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the BVAR Plan.

The Board of Directors recommends a vote “FOR” the approval of the Baldwin & Lyons 2013 BVAR Plan.

Advisory Vote To Approve Executive Officer Compensation

A proposal to provide annual advisory votes to approve executive officer compensation, included in the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 10, 2011, was approved by shareholders.  Accordingly, this advisory vote will be included in each Proxy Statement going forward.

The Board is seeking your approval of the compensation of our executives as disclosed in the compensation tables and accompanying narrative in this Proxy Statement, including the “Executive Compensation Discussion and Analysis” and “Compensation and Employee Benefits Committee Report”.  This proposal, commonly known as a "Say on Pay" proposal, gives you the opportunity to express your views on the Corporation's executive compensation practices.  Because your vote is advisory, it will not be binding upon the Board.   While the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions, the Committee will make its final decision based on the best interests for the Corporation.

The Board of Directors recommends a vote “FOR” approval of the compensation of our executives as disclosed in the compensation tables and accompanying narrative in this Proxy Statement.

The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation.  However, the Board believes that the Corporation's executive compensation policies are balanced, appropriately focused on pay for performance principles, strongly aligned with the long-term interests of our shareholders, and enable the Corporation to attract and retain strong and experienced senior executives.

As described more fully in the “Executive Compensation Discussion and Analysis” and “Compensation and Employee Benefits Committee Report” herein, the Corporation evaluates executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the Chief Executive Officer and the Chairman of the Committee.  This careful evaluation ensures that our executive compensation is competitive yet closely tied to both the Corporation’s and each executive officer's performance.  Additionally, the Corporation's formula bonus program recognizes and rewards the success of executives who manage performance to achieve both the long-term and short-term goals set for them every year by the CEO and the Compensation Committee.

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Audit Committee Matters

Audit Committee Membership

All members of the Audit Committee are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to audit committee members.  The Audit Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com.  The board of directors has determined that Otto N. Frenzel IV is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.  During the calendar year 2012, the Audit committee met five (5) times.  The full Audit Committee discussed and reviewed the interim financial information contained in the Corporation’s quarterly Forms 10-Q with the CEO, the CFO and the independent auditors prior to filing with the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.  The Audit Committee also discussed with management, the director of internal audit and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Audit Committee also reviewed both with the independent auditors and the director of internal audit their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed the audited financial statement of the Corporation as of and for the year ended December 31, 2012, with management and the independent auditors.  Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to the shareholder approval, of the independent auditors, Ernst & Young LLP, and the Board of Directors concurred in the recommendation.

Also see comments regarding pre-approval of audit fees contained in the section titled Independent Auditor Fees, below.

Audit Committee
      Otto N. Frenzel, IV, Chairman                                                    John M. O’Mara
      John A. Pigott                                                                              Kenneth D. Sacks

Independent Auditor Fees

Audit Fees

Fees for audit services performed by Ernst & Young LLP are expected to total $570,000 for the year ended December 31, 2012 and totaled $543,250 for the year ended December 31, 2011.  These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Forms 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of the internal controls of the Corporation as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Fees for audit-related services paid to Ernst & Young LLP are expected to total less than $5,000 for the year ended December 31, 2012 and totaled $22,060 for the year ended December 31, 2011, which included certification of certain reports required by regulatory authorities and assistance in the routine periodic examination by the Indiana Department of Insurance.

Tax Fees

Fees for tax services, including fees for review of the consolidated federal income tax return and assistance with electronic filing, are expected to total approximately $20,000 for the year ended December 31, 2012 and totaled $15,680 for the year ended December 31, 2011.

All Other Fees

No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2012 and 2011 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates.  The independent auditors submit a written proposal that details all audit and audit-related services.  Revisions to the written proposal, if necessary, are also submitted in writing.  Audit fees, including internal control attestation required by Sarbanes-Oxley Act, are fixed and contained in the proposal.  The Corporation received a proposal for the audit engagement for the year 2012 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement.  Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above under the captions “Audit Fees”, Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

Independent Auditors

Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2013.  Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 7, 2013.  They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders.  Ernst & Young LLP has acted as the Corporation’s independent auditors since 1970.

The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as independent auditors.

Composition and Functions of the Nominating Committee.

The Board of Directors has a separate nominating committee, consisting solely of Independent Directors, for the purpose of consideration and nomination of directors of the Corporation.  The nominating committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com.  The current members of the Nominating Committee are Stuart D. Bilton, Chairman, Otto N. Frenzel IV and John A. Pigott.  The Nominating Committee is responsible for selecting the nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors.  The skills and characteristics assessed include independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the Board of Directors as a whole.

The members of the Nominating Committee consider candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:
•	Chief executive officers or senior executives, particularly those with experience in finance, property and casualty insurance or reinsurance, investments, marketing and operations.

•	Individuals who meet the current criteria of the Securities and Exchange Commission and NASDAQ to be considered as Independent Directors.

Any shareholder nominee, together with any information about the candidate’s qualifications, will be evaluated by the members of the Nominating Committee along with any other proposed candidates.  A shareholder wishing to nominate a candidate for the Board of Directors should send a written nomination to the Corporate Secretary at the principal offices of the Corporation.  The nomination should specify the nominee’s name and other qualifications, including, but not limited to, those specified above.  To be considered, a nomination must be received at least 120 days prior to the next annual meeting of shareholders.  In the case of the 2014 annual meeting, the deadline is November 30, 2013.   All recommendations must be accompanied by a written consent of the nominee to be nominated for election to the Corporation’s Board of Directors.

The Nominating Committee selected each of the nominees included for election in this Proxy Statement.

Shareholder Communication

The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board Committee or individual directors.  Shareholders wishing to communicate with either the Board as a whole, a Board Committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Baldwin & Lyons, Inc. or to the desired committee or to an individual director, c/o Corporate Secretary, Baldwin & Lyons, Inc., 1099 N. Meridian Street, Indianapolis, Indiana, 46204 or by sending an electronic mail message to boardofdirectors@baldwinandlyons.com.  All communications will be compiled by the Secretary of the Corporation and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

Submission of Shareholder Proposals

Shareholder proposals to be presented at the 2014 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 2013 to be considered for inclusion in the Corporation’s proxy materials for that meeting.

Transactions  with Management and Others

The Corporation, through its subsidiary, Protective, has invested $9,000,000 in two limited partnerships, with a market value of approximately $13,877,000 at December 31, 2012, managed by New Vernon Investment Management, LLC (“NVIM”).  NVIM is owned by NV Capital Holdings II, LLC (“NV”) and affiliates.  Thomas H. Patrick, together with Nathan Shapiro, Steven Shapiro and affiliates, own 34% of NV in the aggregate.  Messrs. Patrick, Nathan Shapiro and Steven Shapiro are directors of the Corporation.  During 2012, Protective has incurred $195,043 in management fees and no performance based fees to NVIM for management of these limited partnerships.  The Corporation has been informed that the fee rates applied to its investments in partnerships managed by NVIM are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective has also invested $15,000,000 in the New Vernon India Fund, L.P. (“India Fund”) which is managed by New Vernon Management, LLC (“NVM”), an affiliate of NV.  The India Fund has a market value of approximately $25,868,000 at year end 2012 and, during 2012, Protective recorded $454,640 in management fees and no performance based fees to NVM and its affiliates for management of this limited partnership.  The Corporation has been informed that the fee rates applied to its investment in the India Fund are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective utilizes SF Investments, Inc. (“SF”), a broker dealer firm, for management of portions of its investment portfolio.  Steven Shapiro is Vice President of SF and Nathan Shapiro is an advisor to SF.  Specifically, SF manages a portion of Protective’s equity securities portfolio with a market value of approximately $1,869,000 at year end 2012 and has, in the past, served as agent for a limited number of purchases and sales of securities.  The Corporation has been informed that commission rates charged by SF to the Corporation and its subsidiaries are no higher, and often less than, rates charged to non-affiliated customers for similar investments.  There were no commissions earned by SF on transactions during 2012.  SF also manages a portion of Protective’s fixed income securities portfolio with a market value of approximately $19,300,000 at year end 2012.  Fees paid for the management of this portfolio totaled $28,321 during 2012.  The Corporation also paid approximately $158,000 during 2012 to SF and its affiliates for advice and counseling on the Corporation’s investment portfolios.

The 2002 Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating employees to purchase shares of Class B Common stock of the Corporation.  The loans were made to a total of forty-nine employees, including the Named Executive Officers.  The full-recourse notes evidencing the loans bear interest at the prime rate effective on the date of the loan and were secured by share certificates covering the full value of the loans.  As of December 31, 2012, all loans and interest have been repaid.  During the year ended December 31, 2012, all loan plan participants paid principal and interest to the Corporation in the sums of $1,252,000 and $50,020, respectively, including $1,000,000 and $47,500 paid by Mr. DeVito.  There were no defaults on any of these loans during the period 2002 through 2012.  The Plan has expired and all outstanding loans have been repaid, as required by the Plan.

Vote Required for Approval

Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business.  Thus, a total of 1,311,555 Class A shares will be required at the meeting for there to be a quorum.  In order to elect the directors for the ensuing year, to confirm the appointment of Ernst & Young LLP as the Corporation’s independent auditors, to approve the 2013 Baldwin & Lyons, Inc. Book Value Appreciation Rights Plan and to provide the advisory vote on approving executive officer compensation, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

Code of Conduct

The Board of Directors has adopted a Code of Business Conduct which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data.  The Code of Business Conduct is available on the Corporation’s website at www.baldwinandlyons.com.

Other Matters

The Corporation knows of no other matters to be presented for action at the meeting.  If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy.  The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report to Shareholders on Form 10-K contains financial statements for the year ended December 31, 2012 and other information about the operations of the Corporation.  The Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material.  In addition, the Report of the Compensation and Employee Benefits Committee included in this Proxy Statement is not regarded as proxy soliciting material.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose.  Prompt response is helpful, and your cooperation will be appreciated.

April 1, 2013

By Order of the Board of
Directors

/s/ Craig C. Morfas
Executive Vice President and Secretary

Exhibit A

Baldwin & Lyons, Inc. 2013 Book Value Appreciation Rights Plan

ARTICLE I - PURPOSE

The purpose of this Baldwin & Lyons, Inc. 2013 Book Value Appreciation Rights Plan (“the Plan”) is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals compensatory incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

ARTICLE II - DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1“Award” means any award under the Plan of any Book Value Appreciation Right (“Rights”).  All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.2“Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.3“Board” means the Board of Directors of the Company.

2.4“Book Value Appreciation Right” means an Award valued by reference to the book value of shares of Common Stock, as provided in the Plan.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.6“Committee” means the Compensation and Employee Benefits Committee duly authorized by the Board to administer the Plan.

2.7“Company” means Baldwin & Lyons, Inc., an Indiana corporation, and its successors by operation of law.

2.8“Disability” means, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code.  Notwithstanding the foregoing, for Awards where Disability is intended to be a payment event in compliance with Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.9“Effective Date” means the effective date of the Plan as defined in Article IX.

2.10“Eligible Employees” or “Eligible Individual” means each salaried employee of the Company.

2.11“Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.12“Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

                2.13 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.14“Termination” or “Termination of Employment” means the cessation of employment (for any reason other than a military or personal leave of absence granted by the Company) of a Participant from the Company.  Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no material rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

ARTICLE III - ADMINISTRATION

3.1
The Committee.  Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee, which at all times will consist of two or more Directors appointed by the Board, all of whom (i) will meet all applicable independence requirements of the NASDAQ and (ii) will qualify as “non-employee directors” as defined in Rule 16b-3 and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code.  A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

3.2	Grants of Awards. The Committee shall have full authority to grant Rights, pursuant to the terms of the Plan, to Eligible Individuals. In particular, the Committee shall have the authority:

(a)	to approve the Eligible Individuals to whom Awards may from time to time be granted hereunder;
(b)	to approve to what extent Awards are to be granted hereunder to one or more Eligible Individuals;
(c)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; and
(d)	to modify, extend or renew an Award, subject to Article VI, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant.

3.3
Guidelines.  Subject to Article VI hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan.  Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the material rights of any Participant without the Participant’s consent.  To the extent applicable, the Plan is intended to comply with:  (i) the applicable requirements of Rule 16b-3, (ii) the applicable provisions of Section 162(m) of the Code with respect to Awards intended to be “performance-based,”, and (iii) the applicable provisions of Section 409A of the Code with respect to Awards constituting nonqualified deferred compensation subject to Section 409A of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4      Decisions Final.  Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5	Designation of Consultants/Liability.

(a)
The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and other applicable rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee.  In the event of any designation of authority hereunder, subject to applicable law, applicable stock exchange rules and any limitations imposed by the Committee in connection with such designation, such designee or designees shall have the power and authority to take such actions, exercise such powers and make such determinations that are otherwise specifically designated to the Committee hereunder.

(b)
The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.  Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.  The Committee, its members and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan.  To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.6
Indemnification.  To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith.  Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate.  Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV - RIGHT LIMITATION

4.1           Rights.

(a)
Plan Limits - The aggregate number of Rights that may be issued under the Plan shall not exceed 840,000 Rights (subject to any increase or decrease pursuant to Section 4.2).  If any Right expires, terminates or is canceled for any reason without having been exercised in full, the number of Rights underlying any unexercised Award shall not be available for the purpose of Awards under the Plan.

(b)
Individual Participant Limitations - To the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation,” the maximum number of  Rights subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 100,000 Rights (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company.

(c)	The provisions of Awards under the Plan will be substantially in compliance with the provisions contained in Article XI hereof, subject to the provisions of Article VI.

4.2           Changes.

(a)
The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b)
Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing that impacts the calculation of the Company’s book value (a “Section 4.2 Event”), then the aggregate number of unexercised Rights under the Plan shall be appropriately adjusted so as not to diminish the value of any outstanding Award.  In addition, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee shall adjust the aggregate number of unexercised Rights under the Plan  and make such other adjustments to the Plan to prevent diminishment of the value of any Award.  Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan.  Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns.  Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c)
In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Rights by (i) cashing-out such Awards, whether vested or not, upon the date of consummation of the Acquisition Event, or (ii) delivering notice of termination to each Participant at least 30 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then vested and outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.  With respect to any Award that is otherwise subject to Section 409A of the Code, any action taken by the Committee shall be subject to compliance with Section 409A of the Code.

If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article VIII shall apply.

ARTICLE V - ELIGIBILITY

All current and prospective Eligible Individuals are eligible to be granted Awards.  Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee.

ARTICLE VI - TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XI or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of Rights that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); or (iii)  require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code.  In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Indiana to increase the aggregate number of Rights that may be issued under the Plan or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.  Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any Participant without the Participant’s consent.

ARTICLE VII - UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE VIII - GENERAL PROVISIONS

8.1
Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

8.2
No Right to Employment/Directorship/Consultancy.  Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed to terminate such employment at any time.

8.3	Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan any federal, state or local taxes required by law to be withheld.

8.4
No Assignment of Benefits.  No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

8.5
Governing Law.  The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Indiana (regardless of the law that might otherwise govern under applicable Indiana principles of conflict of laws).

8.6
Jurisdiction; Waiver of Jury Trial.  Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Indiana or the United States District Court for the Southern District of Indiana and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Indiana, the court of the United States District Court for the Southern District of Indiana, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Indiana State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award

Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Indiana.

8.7
Construction.  Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

8.8
Other Benefits.  No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except to the extent legally required pursuant to the terms of such plan.

8.9	Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

8.10
Death/Disability.  The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award.  The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

8.11
Section 409A of the Code.  The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.  To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.  Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.  The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company.  Notwithstanding any contrary provision in the Plan or Award Agreement:

(a)
Any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period;

(b)	The Company, Committee and the Participant may not accelerate the payment (in time or schedule) of any amount deferred under this Plan that is subject to Section

409A of the Code, unless such acceleration is excepted from or permitted by Section 409A of the Code;

(c)	An Award shall not be revised, amended or terminated in a manner that would cause a Participant’s Award to be subject to early inclusion in income as provided in Code Section 409A; and

(d)	The Plan shall not be amended, modified, or terminated in a manner that would cause a Participant’s Award to be subject to early inclusion in income as provided in Section 409A of the Code.

8.12
Successor and Assigns.  The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

8.13
Severability of Provisions.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.14
Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

ARTICLE IX - EFFECTIVE DATE OF PLAN

The Plan shall become effective on February 5, 2013, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company.

ARTICLE X - NAME OF PLAN

The Plan shall be known as the “Baldwin & Lyons, Inc. 2013 Book Value Appreciation Rights Plan.”

ARTICLE XI – FORM OF GRANT DOCUMENT

Documents evidencing the grant of an Award shall be provided to each Participant in substantially the form provided in this Article XI and shall be signed by both an authorized representative of Baldwin & Lyons, Inc. and by the Participant:

EMPLOYEE BOOK VALUE APPRECIATION RIGHTS AGREEMENT

THIS AGREEMENT, dated as of the 30TH day of March, 2013, and entered into by and between Baldwin & Lyons, Inc., an Indiana corporation (the "Company"), and ______________ (the "Participant").  In order to provide incentive to the Participant in connection with the performance of Participant's duties for the Company, IT IS AGREED, by and between the parties hereto, as follows:

Section 1 - Definitions.  The following definitions will apply to terms used in this agreement:

•	Termination shall mean separation from service, as defined in Internal Revenue Code Section 409A(a)(2).

•
Retirement shall mean voluntary Termination of employment from the Company and from the property/casualty insurance industry after the age of 55 and the completion of at least eight years of service with the Company.

        •      Exercise Price shall mean an amount which is equal to the excess of the Adjusted Book Value of a share of the Company's Common Stock as of the end of the most recent calendar quarter prior to the date of exercise over the Base Book Value, multiplied by the number of Rights being exercised..

•	Base Book Value shall mean $_______.

•
Adjusted Book Value shall mean the published book value, in accordance with generally accepted accounting principles, plus the excess, if any, of actual dividends paid over 12.5 cents per share per calendar quarter from the effective date of this agreement through the exercise date.

•	Specified Employee shall mean an employee who is an officer of the Company with annual compensation greater than $145,000 (as indexed).

Section 2 - Amount.  The Company hereby grants to the Participant __________ Book Value Appreciation Rights ("Rights").  The ability of the Participant to exercise the Rights shall be subject to the terms and conditions of this Agreement.

Section 3 - Vesting.  The Rights shall become vested, on a cumulative basis, on the following dates, assuming that the Participant remains a full time employee of the Company on those dates:

                      March 30, 2014        33.333% of the total number of Rights.
                      March 30, 2015        33.333% of the total number of Rights.
                      March 30, 2016        33.333% of the total number of Rights.

Section 4 - Expiration Date:

4.1 The Expiration Date with respect to all Rights which has been vested as specified in Section 3, above, or any portion thereof, shall mean the earliest of:

(i)	March 30, 2018;

(ii)
Subject to the limitation specified in the following paragraph, the date which is six (6) months after the date on which the Participant's employment with the Company or its Subsidiaries is terminated by reason of Retirement;

(iii)
Subject to the limitation specified in the following paragraph, the date which is six (6) months after the date of the Participant's death or the Participant’s disability, as defined in Internal Revenue Code (“IRC”) Section 409A(a)(2)(C); or

(iv)	The date on which the Participant's employment with the Company or its Subsidiaries is terminated for any reason, voluntarily or otherwise, other than that specified in (ii) and (iii) of this Section.

Notwithstanding the provisions of the preceding paragraph, the exercise period may not extend more than two and one-half (2½) months after the end of the calendar year in which the Participant’s employment with the Company or its Subsidiaries is terminated for one of the reasons specified in (ii) or (iii) of this Section.

4.2 All Rights which have been vested, but not exercised, shall expire on the Expiration Date, as defined in Section 4.1, and shall not be exercisable thereafter.

4.3 All Rights not yet vested shall expire immediately upon the Termination, for any reason either voluntarily or otherwise, of the Participant's employment with the Company or its Subsidiaries.

Section 5--Exercise Price and Conditions.  The Rights may be exercised by filing a manually signed written notice with the Director of Human Resources or Chief Financial Officer of the Company at the corporate headquarters prior to the expiration of such Rights, as defined in Section 4.1 above, and in accordance with the limitations included in this Section 5:

5.1       Exercise Limitations

Except in the case of death, disability as defined in IRC Section 409A(a)(2)(C) or Retirement, no vested Rights may be exercised prior to January 1, 20__.

5.2	Exercises While Participant is Employed by The Company or After Participant’s Death,
Disability as Defined In IRC Section 409A(a)(2)(C) or Retirement
Upon the exercise of Participant’s Book Value Appreciation Rights, the Participant shall receive an amount from the Company which is equal to the Exercise Price and which is treated as ordinary income and fully subject to the withholding of Federal and state taxes.

5.3        Other Employment Terminations
Upon the Termination of Participant's employment with the Company or its Subsidiaries for any reason other than that specified in Section 5.2, all previously vested rights will be immediately terminated in accordance with Section 4.1(iv), above, and will not be subject to exercise.

5.4        Payment of Exercise Price

(i)
Except as otherwise limited by the Committee, the Exercise Price shall be paid to the Participant in cash through the Company's payroll system, after applicable deductions for federal and state tax withholdings, within sixty (60) days of the date of the Participant’s exercise of the unexpired, vested Rights.

(ii)
With the exception of item (iii) of this Section, and otherwise subject to IRC Section 409A(a)(2)(B)(i), payments due upon the Exercise of Rights shall be made no later than two and one-half (2½) months after the end of the calendar year in which Participant’s exercise of rights occurs.

(iii)
Notwithstanding any contrary provisions contained herein, in the case that (a) the Participant’s Termination from employment does not occur as a result of disability as defined in IRC Section 409A(2)(C) and (b) immediately prior to the date of Termination from employment the Participant was a Specified Employee of the Company within the meaning of IRC Section 409A(a)(2)(B)(i), no amount otherwise required to be paid to the Participant shall be paid to the Participant before the date which is six (6) months after the date of the Participant’s Termination from employment (the “Delayed Payment Date”).  Instead, on the Participant’s Delayed Payment Date, there shall be paid to the Participant, in a single cash lump sum, an amount equal to the aggregate amount of the payments he would have received by such date in the absence of the provisions of the preceding sentence.

(iv)
Neither the Company nor the Participant may accelerate the payment (in time or schedule) of any amount deferred under this Agreement, unless such acceleration is excepted from or permitted by IRC Section 409A and the Treasury Regulations thereto.

5.5   Number of Rights
All vested rights must be exercised at one time by each Participant.  Partial exercise of vested rights is not available for any reason.

Section 6 - Method of Redemption.  The Rights granted under this Agreement may be redeemed only for cash, in accordance with Section 5.1(i) and a Participant hereunder is not entitled to and has no rights with respect to any of the Company's Class A or Class B Common Shares as a result of the Rights.  Further, the Rights represented hereunder are unsecured, unfunded general obligations of the Company and do not entitle the Participant to any rights as a shareholder of the Company.

Cash paid to the Participant under this Agreement shall not be considered remuneration for purposes of calculation of the Participant’s contribution to the Baldwin & Lyons, Inc. Salary and Profit Sharing Plan (“401(K) Plan”) nor shall it be considered remuneration for purposes of computing the company’s share of contributions to the 401(K) Plan or any other bonus or profit-sharing plan.

Section 7 - Death of Participant.  In the event of the death of a Participant, any Rights which the Participant was entitled to exercise on the date immediately preceding his or her death shall be exercisable by the duly appointed personal representative of the estate of the Participant.  Any such exercise shall be by written notice to the Director of Human Resources or Chief Financial Officer of the Company at the Company's corporate headquarters prior to the Expiration Date of the Rights, as defined in Section 4.1.

Section 8 - Transferability.  Rights granted under this agreement are not transferable except by will or by the laws of descent and distribution.  Rights may be exercised during the lifetime of the Participant only by the Participant and, after death of the Participant, only as provided in Section 7.

Section 9 - Employment Status.  This Agreement does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary.  Further, the grant or exercise of Rights under this Agreement shall not confer upon the holder thereof any right as a shareholder of the Company.

Section 10 - Adjustment to Number of Rights Subject to Agreement.  In the event of any change in the outstanding shares of Common Stock of the Company by reason of stock dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change which materially affects the book value of the Company's Common Stock subsequent to the date of this Agreement and prior to the Expiration Date, as defined in Section 4, the aggregate number of Rights under this Agreement shall be equitably adjusted by the Committee.  In the event that such an adjustment is made by the Committee, the Participant will be notified in writing of the change and such notification will constitute an integral part of this Agreement.

Section 11 - Ability to Amend Agreement. The Board of Directors of Baldwin & Lyons, Inc. shall have the authority and ability, in its sole discretion, to amend this Agreement at any time to comply with new regulatory guidelines, federal and state tax legislation or regulation or other circumstances which would affect the administration of this Agreement.  Notwithstanding the foregoing, the Agreement and any awarded Rights may not be amended, modified, or terminated in a manner that would cause the Participant’s Rights to be subject to inclusion in income as provided in IRC Section 409A and the corresponding Treasury Regulations prior to the actual settlement of the Rights under Section 5.4.

Section 12 - Section 409A Compliance.  It is intended that the Agreement and the awarded Rights (including all amendments thereto) comply with the provisions of IRC Section 409A and the Treasury Regulations thereto, so as to prevent the inclusion in gross income of any Right accrued hereunder in a taxable year that is prior to the taxable year in which such the Exercise Price would otherwise be actually distributed or made available to the Participant.  It is intended that the Agreement and the awarded Rights shall be administered in a manner that will, at all times, comply with Code Section 409A and the Treasury Regulations thereto.

All provisions of the Agreement shall be construed to satisfy IRC Section 409A and the Treasury Regulations thereto.  Any provisions of the Agreement that would otherwise cause the Agreement to fail to satisfy IRC Section 409A and the Treasury Regulations thereto shall have no force and effect unless and until amended to comply with Section 409A and the Treasury Regulations thereto (which amendment shall be retroactive to the extent permitted by Section 409A and the Treasury Regulations thereto).

Section 13 - Choice of Law. This Agreement is accepted in the State of Indiana and all questions pertaining to the validity or construction of this Agreement and of the acts and transactions of the parties hereto shall be determined in accordance with the laws of the State of Indiana, except as to matters governed by federal law.

Section 14 - Baldwin & Lyons, Inc. Book Value Appreciation Rights Plan.  This Agreement is intended to comply in all respects to the provisions of the Baldwin & Lyons, Inc. 2013 Book Value Appreciation Rights Plan (the “Plan”), included, starting on page 29, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 7, 2013, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC’s Edgar web site (www.sec.gov/edgar).  Should any provisions in this Agreement be found to be contradictory to Articles I through X of the Plan, the provisions of the Plan shall govern.